Exhibit 99.8

Management’s Discussion and Analysis of Financial Condition

and Results of Operations

The following discussion and analysis of our financial condition and results of operations is intended to assist you in understanding our financial position as of September 30, 2009 and December 31, 2008, and our results of operations for the three and nine months ended September 30, 2009 and 2008 and the years ended December 31, 2008 and 2007. We have not included a discussion of our financial condition or results of operations for any prior periods because we did not generate revenue or have significant operations prior to February 2009, when we deployed our first jackup rig. Prior to June 2008, when we completed our acquisition of Offshore Group Investment Limited and our merger with our predecessor, Vantage Energy, we had no operating assets or revenue.

For these historical periods, the issuer had no assets or operations and, as a result, we have not presented any financial or operating data for the issuer. As a result, we do not present the issuer separately in our discussion and analysis below.

The results of operations for these periods are not necessarily indicative of the operating results for any future periods. In addition, the statements in this discussion regarding market conditions and outlook, expectations regarding future performance, our liquidity and capital resources and other non-historical statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Actual results may differ materially from those contained in or implied by any forward-looking statements.

This discussion and analysis of our financial condition and results of operations and our interim financial statements should be read in conjunction with “Selected Historical Consolidated Financial Data” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this offering memorandum. Certain previously reported amounts have been reclassified to conform to the current year presentation.

Overview

Our Business

We are an international drilling company focused on operating a fleet of high specification drilling units. Our primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells for our customers. We also provide construction supervision services for, and will operate and manage, drilling units owned by others. Through our fleet of nine owned and managed drilling units (which will include upon its delivery the Topaz Driller, to be owned by the issuer), we are a provider of offshore contract drilling services globally to major, national and independent oil and natural gas companies.

The following table sets forth certain information concerning the contract status of our owned and managed offshore drilling fleet as of the date of this offering memorandum. All drilling units not identified in the table below are not yet under contract. For more information, see “Business – Drilling Unit Arrangements.”

Name	Region	Expected Contract Duration	Actual/ Expected Contract Commencement		Average Drilling Revenue Per Day (1)		Customer

Emerald Driller	Southeast Asia	Two years	Q1 2009		$171,000		Pearl Energy

Sapphire Driller	West Africa	Four months	Q3 2009	(2)	$147,000	(2)	Foxtrot International

	West Africa	Five months	Q1 2010		$115,500		VAALCO Energy

	West Africa	Six months	2011	(2)	$132,500	(2)	Foxtrot International

Aquamarine Driller	Asia	Five months	Q4 2009		$115,000(3)		International oil company (3)

Platinum Explorer	India	Five years	Q1 2011		$590,500		ONGC

Titanium Explorer	U.S. Gulf of Mexico	Eight years	Q3 2011		$551,300	(4)	Petrobras

Semi I	Mexican Gulf of Mexico	Five years	Q1 2011		$503,000		Pemex

(1)	Average drilling revenue per day is based on the total estimated revenue divided by the minimum number of days committed in a contract. Unless otherwise noted, the total estimated revenue includes mobilization and demobilization fees and other contractual revenues associated with the drilling services.

(2)	The initial term for the work commencing in 2009 is 86 days. The initial term for work commencing in 2011 is 160 days and the customer has the option to extend the contract for up to an additional 180 days with all days under the contract having a dayrate of $132,500 per day excluding mobilization revenues. We are currently in discussions with the customer to amend this contract in connection with the punchthrough described under “Summary – Recent Developments.” We cannot assure you of the results of this negotiation.

(3)	We have entered into a memorandum of understanding with an international oil company for a five month drilling program. The Aquamarine Driller is currently mobilizing to its initial contract location. As we expect the customer will be responsible for the mobilization and demobilization, we have not included these revenues in the average drilling revenue per day.

(4)	The average drilling revenue per day includes the achievement of the 12.5% bonus opportunity, but excludes mobilization revenues and revenue escalations, included in the contract.

The issuer expects to use the net proceeds of this offering to fund the remaining construction payment for the Topaz Driller, which is currently commissioning with delivery expected as soon as a practicable after the closing of this offering. We are currently marketing the Topaz Driller on a worldwide basis.

Business Outlook

Generally

Expectations about future oil and natural gas prices have historically been a key driver for drilling demand. However, the availability of quality drilling prospects, exploration success, availability of qualified rigs and operating personnel, relative production costs, availability and lead time requirements for drilling and production equipment, the state of reservoir development and political and regulatory environments also affect our customers’ drilling programs. The global financial crisis of late 2008 through 2009 and the resulting reduction in global economic activity resulted in a decline in demand for oil and natural gas. Oil prices decreased dramatically from the record highs in excess of $140 per barrel in July 2008 to less than $40 per barrel in the first quarter of 2009. From March 2009 to the present, the price of oil has recovered to approximately $80 per barrel which we believe will stimulate increased investment by our customers in offshore drilling.

However, the rate at which our customers will increase their budgets and initiate new drilling programs is still subject to the perceived volatility in the price of oil and their liquidity and access to financing. The global financial crisis has significantly reduced the availability of credit to businesses in the near-term, and the longer-term implications for our industry are uncertain at present.

Jackup Business

The outlook for the jackup fleet will be impacted by several factors, including the increased supply of premium jackup rigs, the geographic concentration of the newbuild jackup rigs in the markets in which they operate, other newbuild operators’ desire to obtain long-term work to secure future cash flows, customers’ desire to take advantage of current market conditions to upgrade the quality of the rig fleet they contract, the timing and number of jackup rigs removed from the worldwide marketed fleet and ultimately by the level of commitment by exploration and development companies to continue drilling.

Deepwater Business

Despite the global economic downturn and the volatility in oil and natural gas prices, demand for deepwater and ultra-deepwater drillships and semisubmersible drilling units continues to remain firm. Given that deepwater projects are typically more expensive and longer in duration than shallow-water drilling programs, deepwater operators tend to take a longer-term view of the global economy and oil and natural gas prices. Significant recent oilfield discoveries in offshore Brazil and continued deepwater field development in the Gulf of Mexico, West Africa and India are expected to further increase the demand for deepwater and ultra-deepwater drillings rigs. We believe there are approximately 58 deepwater and ultra-deepwater semisubmersibles and drillships currently scheduled for delivery through the end of 2011. While current dayrates have declined from the record high dayrates of 2008, we anticipate that demand and dayrates for deepwater and ultra-deepwater units will continue to be firm; however a prolonged global economic downturn could adversely impact demand and prices for oil and natural gas and cause a decrease in dayrates and utilization levels for these types of rigs.

We are party to arrangements to manage the construction and operations of two ultra-deepwater semisubmersibles. These arrangements are for an indefinite term, and continue until terminated by either party in accordance with the terms of the arrangement. The drilling units are capable of drilling in water depths up to 10,000 feet with a maximum drilling depth of 30,000 feet. Pursuant to the management agreement, during the construction phase, we will receive an annual management and overhead fee and reimbursement of defined direct costs. During the operating phase, we will be paid management fees consisting of a fixed operating fee and participation in revenues and cash flows.

Key Drivers of Our Business

Revenue

Our revenue depends principally upon the number of rigs in our drilling fleet, the number of days these rigs are utilized and the contract dayrates received. Utilization and contract dayrates are primarily determined by the supply and demand balance in the offshore drilling market as well as our rigs’ operational performance, including mechanical efficiency, relative to that of our competitors in our industry. In order to improve utilization or realize higher contract dayrates, we may mobilize our rigs from one geographic region to another for which we may receive a mobilization fee. Mobilization fees are deferred and recognized as revenue over the term of the contract.

Operating Expenses

Our operating expenses are primarily affected by cost of labor, repairs and maintenance as well as utilization of our drilling fleet. Some of our costs are fixed in nature or do not vary at the same time or to the same degree as changes in revenue. For instance, if a rig is expected to be idle between contracts and earn no revenue, we may maintain our rig crew, which reduces our earnings as we cannot fully offset the impact of the lost revenues with reductions in operating costs.

Results of Operations

Three and Nine Months Ended September 30, 2009 and 2008

The following is a discussion of our results of operations on a consolidated basis which for the three and nine months ended September 30, 2009, as compared to three and nine months ended September 30, 2008. The Emerald Driller began its initial two-year drilling contract in February 2009 and operated throughout the third quarter of 2009. Additionally, the Sapphire Driller began its initial contract in late August 2009.

Revenue. In the three months ended September 30, 2009, we had revenue of approximately $36.4 million. We recognized $21.6 million of contract drilling services revenue and $9.1 million related to reimbursables. Additionally, we generated $5.7 million in revenue for construction oversight services for the three drillships and two semisubmersibles. For the nine months ended September 30, 2009, we had total revenue of approximately $72.9 million. Contract drilling revenue totaled $46.9 million and reimbursable revenue was $10.9 million. Our construction oversight services generated $15.1 million in revenue for the nine months ended September 30, 2009. We did not recognize any revenue in the three and nine months ended September 30, 2008.

Operating Expenses. For the three months ended September 30, 2009, we had operating expenses of approximately $20.0 million. These expenses included $8.0 million primarily related to the drilling operations of the Emerald Driller and Sapphire Driller and $12.0 million associated with our operations base in Singapore, which is overseeing the construction of our rig fleet and preparing for the initial operations of the rigs and activities related to our deepwater construction oversight projects. For internal reporting purposes, we allocate the expenses of our Singapore operating base to our operations for purposes of evaluating the results of our operations. For the nine months ended September 30, 2009, we incurred total operating expenses of $35.6 million, which included $16.4 million related to the Emerald Driller and Sapphire Driller operations and $19.2 million for our Singapore operations base and our deepwater construction oversight projects. Prior to June 2008, when we completed our acquisition of Offshore Group Investment Limited and our merger with our predecessor, Vantage Energy, we had no operating assets or bases. For the three months and nine months ended September 30, 2008, we incurred operating expenses of $2.0 million and $2.2 million, respectively. The expenses were related to the opening of our Singapore office where our jackup rigs were being constructed.

General and Administrative Expenses. General and administrative expenses were approximately $3.7 million for the three months ended September 30, 2009 as compared to $3.4 million in the comparable period of 2008. For the nine months ended September 30, 2009, general and administrative expenses were $11.1 million as compared to $5.9 million for the nine months ended September 30, 2008. The increases in 2009 over comparable periods in 2008 were primarily due to the acquisition of Offshore Group Investment Limited in June 2008. Prior to the acquisition, the general and administrative expenses were limited to evaluating potential acquisitions and the administrative expenses associated with being a public company. Following the acquisition, we increased the corporate staffing to support operations, market the rig fleet on a worldwide basis and establish the necessary infrastructure of a public company. The primary cost increases were in compensation expense, travel expense, professional fees, compliance expense and insurance expense.

The general and administrative costs, including marketing costs for the issuer, are included in our general and administrative expenses. We do not currently allocate general and administrative costs to our operating groups.

Depreciation Expense. Depreciation expense for the three and nine months ended September 30, 2009 was $3.2 million and $6.9 million, respectively. We began depreciating the Emerald Driller in February 2009 and the Sapphire Driller in September 2009, as both rigs began operations on their initial drilling contracts. Additionally, in 2009 we recognized depreciation expense related to our software system, office related equipment and leasehold improvements. Depreciation expense for the three and nine months ended September 30, 2008 was $11,000 and $23,000 respectively, and was related primarily to office equipment and leasehold improvements.

Interest Income. Interest income for the three and nine month periods ended September 30, 2009 was approximately $4,000 and $12,600, respectively. The decrease from the comparable periods of 2008 resulted from having lower cash balances available for investment in 2009 as compared to 2008. Vantage Energy, our predecessor, completed its initial public offering of approximately $270.0 million in May 2007. These funds were held in trust and substantially all the proceeds were invested in interest bearing securities until June 2008 when they were released in connection with the acquisition of Offshore Group Investment Limited.

Interest Expense. For the three months ended September 30, 2009, interest expense was approximately $1.9 million and for the nine months ended September 30, 2009 it was $4.0 million. The increase of interest expense was due primarily to our having incurred debt to finance the purchase of the Emerald Driller and Sapphire Driller, which began operations in February and August 2009, respectively. All interest expense related to the jackup rigs was capitalized while the rigs were under construction. We capitalized $7.3 million and $15.1 million of interest in the three and nine months ended September 30, 2009 as compared to $1.7 million for the comparable periods in 2008.

Fiscal year ended December 31, 2008

Revenue. In 2008, we recognized revenue of approximately $913,000 consisting primarily of $825,000 of fees for construction oversight services provided to Mandarin and $88,000 for services related to the preparation of the Emerald Driller to initiate operations in 2009. We did not recognize any revenue in 2007.

Operating Expenses. In 2008, we incurred approximately $5.4 million of operating expenses primarily associated with the initial operations base in Singapore to oversee the construction of the rig fleet, and prepare for initial operations. Prior to June 2008, when we completed our acquisition of Offshore Group Investment Limited and our merger with our predecessor, Vantage Energy, we had no operating assets or bases. Accordingly, there were no comparable expenses in 2007.

General and Administrative Expenses. General and administrative expenses were approximately $9.3 million in 2008 as compared to $937,000 in 2007. The increase was primarily due to the acquisition of Offshore Group Investment Limited in June 2008. Prior to the acquisition, the general and administrative expenses were limited to evaluating potential acquisitions and the administrative expenses associated with being a public company. Following the acquisition, we increased the corporate staffing to support operations, to market the rig fleet on a worldwide basis and establish the necessary infrastructure of a public company. The primary cost increases were in compensation expense, travel expense, professional fees and insurance expense.

Impairment and Termination Costs. Our option to purchase the Titanium Explorer expired on November 30, 2008 and we recognized the $10.0 million termination fee related to the purchase option. Additionally, we wrote off the $28.3 million book value related to the rig when we did not exercise the purchase option. The $28.3 million book value represented the estimated fair market value of the option on June 12, 2008 when the option was acquired. At that time, oil prices were at peak levels and financing for the drillship was expected to be available. During the period from the date of acquisition to the expiration date, there was an unprecedented fall in oil prices and the global credit crisis made financing unavailable; accordingly, the option lost significant value.

Interest Income. Interest income for the years ended December 31, 2008 and 2007 was approximately $4.1 million and $7.7 million, respectively. The decrease in interest income was the result of having lower cash balances available for investment in 2008 as compared to 2007. Vantage Energy, our predecessor, completed its initial public offering of approximately $270.0 million in May 2007. These funds were held in trust and substantially all the proceeds were invested in interest bearing securities for the remainder of 2007 and the first half of 2008.

Off-Balance Sheet Arrangements

We do not have any special purpose or limited purpose entities that provide off-balance sheet financing, liquidity or market or credit risk support, and we do not currently engage in hedging, research and development services or other relationships that expose us to liability that is not reflected in our financial statements.

Liquidity and Capital Resources

As of September 30, 2009, we had working capital of approximately $38.5 million and approximately $40.7 million of cash available for general corporate purposes. Additionally, we have established a $24.5 million debt reserve and posted approximately $450,000 cash as collateral for bid tenders, which is classified as restricted cash on our consolidated balance sheet. As of September 30, 2009, we believe that cash on hand and cash flow from operations are adequate to cover our overhead and operating expenses for at least the next twelve months.

Equity Offerings

On January 9, 2009, we sold 5,517,241 ordinary shares to F3 Capital in consideration for $8.0 million based on the preceding 5-day average of $1.45 per share. The proceeds were used to fund our portion of the collateral for a performance bond and for general corporate purposes. No commission or similar remuneration was paid in connection with the sale.

On June 5, 2009, we sold 17,769,535 ordinary shares in a private placement for gross proceeds of approximately $25.7 million. The net proceeds, after offering costs, of approximately $25.0 million were used for working capital, capital expenditures and general corporate purposes. In connection with the private placement, the lead placement agent was issued a warrant to purchase 371,429 ordinary shares at $2.10 per share. This warrant will expire on June 5, 2014.

On September 1, 2009, we sold 48,387,000 ordinary shares in a public offering at $1.55 per share. The net proceeds, after underwriter’s discount and commissions and offering expenses, of approximately $70.4 million, along with the proceeds from the Aquamarine Driller debt financing discussed below, were used to fund the final construction payment for the Aquamarine Driller, purchase spare parts and inventory and for working capital and general corporate purposes. In connection with the offering, the underwriter exercised its over-allotment option and purchased 6,742,050 additional ordinary shares on September 9, 2009. The net proceeds, after underwriter’s discount and commissions, of $9.9 million were used for working capital and general corporate purposes.

Short-term Debt

On December 22, 2008, F3 Capital made an unsecured loan to us in the principal amount of $10.0 million and all outstanding amounts bore interest at an annual rate of 7.0% to February 16, 2009 and 10.0% thereafter. On March 4, 2009, F3 Capital converted the outstanding principal and interest for 10,655,865 ordinary shares priced at the average of the closing price for the 5-day period preceding March 3, 2009, or $0.952 per share. The issuance of the shares for conversion of amounts due under this loan agreement is subject to shareholder approval.

On March 3, 2009, we entered into a loan agreement with F3 Capital under which F3 Capital made a $4.0 million unsecured loan to us. Subject to shareholder approval, F3 Capital has elected to convert amounts outstanding under this loan agreement into 3,921,569 ordinary shares at a price equal to the closing price of the ordinary shares on the preceding day, March 2, 2009, which was $1.02 per share. The issuance of the shares for settlement of amounts due under this loan agreement is subject to shareholder approval.

Long-term Debt

Existing Credit Facility

On June 12, 2008, certain of our subsidiaries entered into a $440.0 million credit facility which includes a term loan and a revolving loan with a syndicate of lenders to finance the construction and delivery of the four Baker Marine Pacific Class 375 jackup rigs, which was subsequently amended on December 22, 2008 and July 31, 2009, under which only the Emerald Driller and Sapphire Driller were financed.

The maturity date for each tranche of the term loan and revolving loan is seven years plus three months from the delivery date of the relevant jackup rig. In no event will the maturity date occur after September 10, 2016. Each tranche under the term loan will be repayable in 28 consecutive quarterly installments of $2.0 million each, commencing six months from the delivery of the relevant jackup rig. The term loan will be repaid in full, in equal quarterly installments, during the initial drilling contract period. Any outstanding amount of the revolving loan tranche will be repayable in full on the maturity date. As of September 30, 2009, $7.8 million was in escrow to fund future debt service.

The interest rate is based on LIBOR plus a margin ranging from 3.5% to 5.5%. Borrowings are secured by a lien on substantially all of the assets of the borrowers and the guarantors, including all of the equity interests of certain of our subsidiaries whose jurisdiction of organization is the Cayman Islands, Hungary and The Netherlands and all of our equity interests in Vantage Energy, but excluding all of our equity interests in our subsidiaries whose jurisdiction of organization is Singapore. In March 2009, interest rate swaps were entered into to fix the interest rate on $90.8 million notional amount of debt associated with the Emerald Driller. These swaps fix the interest rate at approximately 5.5% and were effective as of September 30, 2009. The remaining borrowings are currently bearing interest at floating rates of LIBOR plus 3.5% to 5.5%.

We are subject to certain restrictive covenants under the credit facility, including restrictions on the ability to make any dividends, distributions or other restricted payments, incur debt or sell assets, make certain investments and acquisitions, and grant liens. We are also required to comply with certain financial covenants, including a covenant which limits capital expenditures, a maximum leverage ratio covenant, a maximum net debt to capitalization ratio covenant, a covenant which requires the maintenance of cash balances above a certain threshold level, a minimum working capital ratio and a minimum fixed charge coverage ratio. We believe we are in compliance with all financial covenants of the credit facility at September 30, 2009. The credit facility contains customary events of default, the occurrence of which could lead to an acceleration of our obligations.

Aquamarine Term Loan

In September 2009, one of our wholly-owned subsidiaries entered into the Aquamarine term loan with a lender for $100.0 million. We used the proceeds from the Aquamarine term loan to partially fund the final construction payment for the Aquamarine Driller. The Aquamarine term loan bears cash interest at 15.0% per annum and will mature September 2, 2014. In addition to the cash interest, the Aquamarine term loan incurs pay-in-kind interest which accretes the value of the Aquamarine term loan to $140.0 million at maturity. We have two options to prepay the Aquamarine term loan, so long as no event of default has occurred and is continuing: (i) between September 1, 2011 and August 31,

2012, we may purchase the Aquamarine term loan for $127.5 million plus all accrued and unpaid cash interest due; and (ii) between September 1, 2012 and August 31, 2014, we may purchase the Aquamarine term loan for $140.0 million plus all accrued and unpaid cash interest due. The lender holds a first priority security interest in the Aquamarine Driller and is entitled to an assignment of certain of our rights under any contracts relating to the Aquamarine Driller. The Aquamarine term loan has a variety of covenants, including a financial covenant debt service coverage test at the wholly-owned subsidiary level and administrative reporting requirements.

The Notes

The issuer will issue an aggregate $135.0 million of notes in this offering. The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by the parent and any future subsidiaries of the issuer or the parent. No other subsidiaries of the parent will guarantee or pledge assets to secure the notes as of the issue date. Other subsidiaries of our parent may, however, provide guarantees for the notes in the future under limited circumstances. For more information, see “Description of Notes.”

As of September 30, 2009, our long-term debt was composed of the following:

	September 30, 2009	December 31, 2008
	(Unaudited)
Existing credit facility	$167,216	$139,000
Aquamarine term loan	100,373	—

	267,589	139,000
Less current maturities of long-term debt	(17,216)	(6,000)

Long-term debt	$250,373	$133,000

(Dollars in thousands)

As of September 30, 2009, after giving effect to this offering, we would have had $412.7 million of outstanding debt, consisting of the notes (assuming an issue price of 97.0% of par value) and guarantees of the existing credit facility, the Aquamarine term loan, as well as our short-term debt. We cannot assure you that the notes will be issued at the price assumed.

Topaz Driller Payments

As of September 30, 2009, we had approximately $121.8 million of builder commitments, including deferred interest, related to the construction contracts for the Topaz Driller. The builder agreed that delivery of the Topaz Driller can be deferred until December 31, 2009.

Platinum Explorer Payments

In September 2007, Mandarin, an affiliate of F3 Capital, entered into a shipbuilding contract with DSME for the construction of the Platinum Explorer. In March 2008, our predecessor entered into a purchase agreement to acquire the Platinum Explorer from Mandarin. We restructured this purchase agreement in November 2008 by entering into a Share Sale and Purchase Agreement whereby we purchased a 45.0% ownership interest in Mandarin. Pursuant to the terms of the Shareholders Agreement between us and F3 Capital, we have agreed among other things, to obtain financing for the final payment due to DSME, and if such financing is not available, each party will provide funds in accordance with their respective ownership interests in Mandarin. The Shareholders Agreement also contains a buy-sell agreement in which one party may offer to purchase the interest of the other party for a price specified in the offer. The party receiving the offer may elect to purchase the interest of the offering party for the specified price, or sell its interest for the offered price.

The total shipyard construction price for the Platinum Explorer is approximately $630.0 million, to be paid in five installments. The first two payments have been made to DSME. The third and fourth payments are the obligation of F3 Capital, but have not been made as of the date of this offering memorandum. We have been informed by F3 Capital that DSME has granted Mandarin a deferral of its obligation. However, since we are not a party to the construction contract for the Platinum Explorer, we have not been able to independently confirm the deferral or obtain the terms of the deferral. As described above, the fifth and final payment, of approximately $504.0 million, will be a joint obligation of both us and F3 Capital. We currently estimate that an additional $120.0 million above the shipyard construction price will be required to equip and finalize the drillship for delivery to ONGC once construction is complete. We have agreed with F3 Capital to provide these additional funds in accordance with our respective ownership interests in Mandarin. Construction is scheduled to be completed in November 2010. The Platinum Explorer is under contract with ONGC as described below under “Business – Drilling Unit Arrangements – Drilling Contracts.”

Contractual Obligations

In the table below, we set forth our contractual obligations as of September 30, 2009. Some of the figures we include in this table are based on our estimates and assumptions about these obligations, including their duration and other factors. The contractual obligations we will actually pay in future periods may vary from those reflected in the table because the estimates and assumptions are subjective.

	Twelve Months Ending September 30,
	Total	2010	2011-2012	2013-2014	After 5 Years
Principal payments on existing credit facility (1)	$167,216	$17,216	$32,000	$32,000	$86,000
Principal payments on Aquamarine term loan (2)	140,000	—	—	140,000	—
Operating lease payments (3)	5,421	3,669	1,752	—	—
Purchase obligations (4)	18,443	18,443	—	—	—
Jackup construction agreements (5)	121,759	121,759	—	—	—
Drillship construction agreement (6)	226,820	—	226,820	—	—

Total as of September 30, 2009	$679,659	$161,087	$260,572	$172,000	$86,000

(Dollars in thousands)

(1)	Amounts represent the scheduled principal amortization payments on our existing credit facility. We anticipate that a portion of our excess cash flows, as defined in the existing credit facility, will accelerate the principal amortization.

(2)	Amount represents the accreted value of the debt at maturity.

(3)	Amounts represent lease payments under existing operating leases. We enter into operating leases in the normal course of business, some of which contain renewal options. Our future cash payments would change if we exercised those renewal options and if we enter into additional operating leases.

(4)	Includes approximately $11.6 million related to jackup construction projects and other jackup equipment, of which $6.5 million related to the Topaz Driller and $5.7 million related to the drillship construction projects.

(5)	Includes shipyard payments under our jackup construction project for the Topaz Driller.

(6)	Our total cash obligation is 45% of the final payment, plus 45% of change orders, relating to the Platinum Explorer.

Contemporaneously with the consummation of our initial public offering, we issued to the underwriters, in exchange for consideration of $100, an option to purchase up to an aggregate of 1,250,000 units at $9.60 per unit. The units issuable upon exercise of this option are identical to the other units outstanding except that the warrants included in the option have an exercise price of $7.20 per share (120.0% of the exercise price of the warrants included in the units sold in the initial public offering).

Recent Accounting Pronouncements

Critical Accounting Policies and Accounting Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the policies below as critical to our business operations and the understanding of our financial operations. The impact of these policies and associated risks are discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results.

Property and Equipment. Consists of the values of the Emerald Driller and Sapphire Driller which were placed into service during 2009 and are being depreciated on a component basis over estimated useful lives ranging from five to thirty years on a straight-line basis. Also included are furniture and fixtures and computer equipment, depreciated upon placement in service over their estimated useful lives ranging from three to seven years on a straight-line basis and capitalized costs for computer software. Additionally, the fair market values as of the date of the acquisition of Offshore Group Investment Limited, and subsequent expenditures for the jackup rigs under construction are included in Property and Equipment.

Debt Financing Costs. Costs incurred with debt financings are capitalized and amortized over the term of the related financing facility.

Capitalized Interest Costs. Interest costs related to the existing credit facility and the amortization of debt financing costs have been capitalized as part of the cost of the respective jackups while they are under construction. Total interest and amortization costs capitalized during the three and nine months ended September 30, 2009 were approximately $7.3 million and $15.1 million, respectively. Total interest costs capitalized during the three and nine months ended September 30, 2008 were approximately $1.7 million and $1.7 million, respectively.

Income Taxes. Income taxes have been provided based upon the tax laws and rates in effect in the countries in which operations are conducted and income is earned. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Share-Based Compensation. We account for employee share-based compensation using the fair value method as prescribed under U.S. GAAP. Restricted share grants are valued based on the market price of our ordinary shares on the date of grant and the fair value attributable to share options is calculated based on the Black-Scholes option pricing model. The fair values are amortized to expense over the service period which is equivalent to the time required to vest the share options and share grants. We recognized approximately $1.2 million of share-based compensation expense, net of capitalized amounts of approximately $86,000 in the three months ended September 30, 2009.

For the nine months ended September 30, 2009, we recognized $3.4 million of share-based compensation expense, net of capitalized amounts of $250,000. We recognized approximately $1.1 million and $1.3 million of share-based compensation, net of capitalized amounts, in the three and nine month periods ended September 30, 2008, respectively.

New Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 105-10 (formerly Statement of Financial Accounting Standards No. 168), “Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles.” The ASC has become the single, official source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with U.S. GAAP. The historical U.S. GAAP hierarchy was eliminated and the ASC became the only level of authoritative U.S. GAAP, other than guidance issued by the SEC. As the ASC does not change or alter existing U.S. GAAP, it will not have an impact on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosure about Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices and other market driven rates or prices. We did not engage in any substantive commercial business in 2008; however our first two jackup rigs began operating in February and August 2009, respectively. Although the risks associated with foreign exchange rates, commodity prices, and equity prices were not significant in 2008, they will become more significant as our construction projects are completed and the rigs begin operating. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

Interest Rate Risk

At September 30, 2009, we had $167.2 million of variable rate debt outstanding related to our jackup rig construction program. This variable rate debt bears interest at the rate of LIBOR plus a margin ranging from 3.5% to 5.5%. On March 31, 2009 we entered into interest rate swaps to fix the interest rate on $90.8 million notional amount of debt associated with the Emerald Driller. These swaps fix the interest rate at approximately 5.5%. Our remaining borrowings under the existing credit facility are currently bearing interest on a floating rate of LIBOR plus 5.5%. Based upon the September 30, 2009 variable rate debt outstanding amounts, a one percentage point change in the LIBOR interest rate would result in a corresponding change in annual interest expense of approximately $800,000.

Foreign Currency Exchange Rate Risk

As our international operations expand, we will be exposed to foreign exchange risk. Our primary foreign exchange risk management strategy involves structuring customer contracts to provide for payment in both U.S. dollars, which is our functional currency, and local currency. The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term. Due to various factors, including customer acceptance, local banking laws, other statutory requirements, local currency convertibility and the impact of inflation on local costs, actual foreign exchange needs may vary from those anticipated in the customer contracts, resulting in partial exposure to foreign exchange risk. As our first jackup rigs began operations in 2009, fluctuations in foreign currencies have not had a material impact on our overall results. If we find ourselves in situations where payments of local currency do not equal local currency requirements, foreign exchange derivative instruments, specifically foreign exchange forward contracts, or spot purchases, may be used to mitigate foreign currency risk. A foreign exchange forward contract obligates us to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. We do not enter into derivative transactions for speculative purposes. At September 30, 2009, we did not have any open foreign exchange derivative contracts.